Exhibit 99.1

5 Regent Street, Livingston, NJ 07039
(973) 758-6100

TREY RESOURCES REPORTS FINANCIAL RESULTS
FOR FIRST QUARTER

LIVINGSTON, NJ, May 19, 2011 -- Trey Resources, Inc. (OTC Bulletin Board:TYRIA), the premier total solutions provider specializing in business software for the small- and medium-sized business market, reported yesterday its financial results for the first quarter ended March 31, 2011  in a Form 10-Q filed with the SEC.

For the quarter ending March 31, 2011, the Company reported revenue of $2,761,445 as compared to $1,828,722 for the first quarter of 2010, an increase of 51%.

Gross profit for the period was $1,202,054 for the period ending March 31, 2011, for a gross profit margin of 43.5%, as compared to gross profit $613,111 for the period ending March 31,  2010, when gross profit margins were 33.5%.

Selling, general and administrative expenses increased for the quarter ending March 31, 2011 to $967,167 from $808,396 for the quarter ending March 31, 2010, an increase of 19.6%.

The Company reported, on a consolidated basis, net income of   $465,653 in the quarter ending March 31, 2011, as compared to  net income of $401,990 for the quarter ended March 31,2010, primarily due to increased software and consulting sales.

Operating income in the quarter ending March 31, 2011 was $234,887 as compared to an operating  loss of $195,285 in the same period in 2010.

Mark Meller, CEO of Trey Resources, said, "Trey has grown in a short period of time from a company with no revenue, (back in May 2004), to a Company which today is reporting sales results at a run rate of $2.7 million for the quarter. We have undertaken steps to restructure the Company’s balance sheet, including the reduction of debt in excess of $2 million and consummating a reverse stock split.  Additional actions will be taken in the near future to further rationalize the Company’s capital structure in order to maximize shareholder value.

About Trey Resources
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Trey Resources is involved in the acquisition and build-out of technology and software companies. The Company's growth strategy is to acquire firms in this extensive and expanding, but highly fragmented segment, as it seeks to create substantial value for shareholders. Since June 2004, Trey has acquired SWK Technologies,Inc., Business Tech Solutions Group, Inc., Wolen Katz Associates, and AMP-BEST Consulting, Inc. For more information, visit www.treyresources.com, www.swktech.com, www.mapadoc.com, www.amp-best.com, or contact Trey Resources CEO Mark Meller at (973) 758-9555 or by e-mail at mark.meller@swktech.com.

THIS NEWS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, REGARDING AMONG OTHER THINGS OUR PLANS, STRATEGIES AND PROSPECTS -- BOTH BUSINESS AND FINANCIAL. ALTHOUGH WE BELIEVE THAT OUR PLANS, INTENTIONS AND EXPECTATIONS REFLECTED IN OR SUGGESTED BY THESE FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT ASSURE YOU THAT WE WILL ACHIEVE OR REALIZE THESE PLANS, INTENTIONS OR EXPECTATIONS. FORWARD-LOOKING STATEMENTS ARE INHERENTLY SUBJECT TO RISKS, UNCERTAINTIES AND ASSUMPTIONS. MANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS NEWS RELEASE MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "SHOULD," "PLANNED," "WILL," "MAY," "INTEND," "ESTIMATED," AND "POTENTIAL," AMONG OTHERS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS WE MAKE IN THIS NEWS RELEASE INCLUDE MARKET CONDITIONS AND THOSE SET FORTH IN REPORTS OR DOCUMENTS THAT WE FILE FROM TIME TO TIME WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO TREY RESOURCES, INC. OR A PERSON ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THIS CAUTIONARY LANGUAGE.